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                                                                    Exhibit 99.1
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                                  NEWS RELEASE

BERNARD KORMAN, CHAIRMAN OF THE BOARD             IMMEDIATE
(978) 282-1800                                    OCTOBER 15, 1999


                    NUTRAMAX COMMON STOCK DELISTED BY NASDAQ

   GLOUCESTER, MA -- NUTRAMAX PRODUCTS, INC. (NASDAQ:NMPC), announced today that as a result of the Company's inability to timely file its quarterly report on Form 10-Q for the fiscal quarter ended July 3, 1999, the Nasdaq Stock Market has delisted the Company's common stock from the Nasdaq SmallCap Market. The Company is continuing to work with its auditors to complete the Form 10-Q and anticipates that upon the filing of such report, the Company's common stock will trade in the over-the-counter markets through the "pink sheets" or on the NASD's OTC Bulletin Board. At this time, the Company is unable to predict when it will file the Form 10-Q. In the meantime, there will be no published markets for trading in the Company's common stock.

   NutraMax is a leading consumer health care products company and the number one manufacturer and marketer of Store Brand Disposable Douches, ready-to-use Enemas, Pediatric Electrolyte Oral Maintenance Solutions, Disposable Baby Bottles, Cough Drops and Throat Lozenges. The Company also markets a broad line of Toothbrushes, Dental Floss, and various First Aid Products for the hospital and industrial safety markets. In addition, the Company offers a broad range of pharmaceutical manufacturing capabilities to a select group of contract customers. NutraMax products are sold by supermarkets, drug chains and mass merchandisers under both store brand and control brands, including Powers, Sweet 'n Fresh(R), Pure & Gentle, Fresh 'n Easy, Pro Dental, American White Cross and NutraMax.

   Visit NutraMax on the Internet at http://www.nutramax.com.

   Some of the information presented in this news release constitutes forward-looking statements within the meaning of Section 27A of the Securities Section 21E of the Exchange Act. Although the Company believes its expectations are based upon reasonable assumptions within the bounds of its knowledge of its business operations, there can be no assurance that actual results will not differ materially from those set forth in the forward-looking statements. For additional information concerning these and other important factors, please refer to the reports filed by the Company with the Securities and Exchange Commission.

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